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                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549



                           SCHEDULE 13G



            Under the Securities Exchange Act of 1934
                      (Amendment No.      )*
                                    -----


                         NEWRIDERS, INC.
                         ---------------
                         (Name of Issuer)


                           Common Stock
                   ---------------------------
                  (Title of Class of Securities)


                           652474 10 7
                          -------------
                          (CUSIP Number)



Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP NO.  652474 10 7
----------------------

                               13G


1.     NAME OF REPORTING PERSON
       S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

              Michael T. Purcell
      -------------------------------------------------------

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                               (a)    \  \
                                               (b)    \  \

      -------------------------------------------------------

3.    SEC USE ONLY

      -------------------------------------------------------

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
      -------------------------------------------------------

NUMBER OF          5.   SOLE VOTING POWER        3,035,821
SHARES
BENEFICIALLY       6.   SHARED VOTING POWER      - 0 -
OWNED BY
EACH               7.   SOLE DISPOSITIVE POWER   3,035,821
REPORTING
PERSON             8.   SHARED DISPOSITIVE POWER - 0 -
WITH

      -------------------------------------------------------

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      3,035,821

      -------------------------------------------------------

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*  \  \
      -------------------------------------------------------

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             17.7%
      -------------------------------------------------------

12.   TYPE OF REPORTING PERSON*
             IN
      -------------------------------------------------------

               *SEE INSTRUCTION BEFORE FILLING OUT!





                           SCHEDULE 13G
Item 1.
-------

      (a)     Newriders, Inc.

      (b)     567 San Nicolas Drive, Suite 400
              Newport Beach, California  92660

Item 2.
------

      (a)     Michael T. Purcell

      (b)     527 Mockingbird Avenue
              Myrtle Beach, South Carolina  29577

      (c)     United States

      (d)     Common Stock, $0.001 Par Value Per Share

      (e)     652474 10 7

Item 3.  If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b),
------   check whether the person filing is a:

      Not Applicable.

Item 4.  Ownership.
------

      As of December 31, 1997:

     (a)     3,035,821

     (b)     17.7%

     (c)    Number of shares as to which filing person has:

           (i)     Sole power to vote or direct the vote - 3,035,821

           (ii)    Shared power to vote or direct the vote - 0

           (iii)   Sole power to dispose or direct the disposition of -
                   3,035,821

           (iv)    Shared power to dispose or direct the disposition of - 0


Item 5.    Ownership of Five Percent or Less of a Class.
-------

     Not applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.
------

     Not applicable.

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Item 7.  Identification and Classification of the Subsidiary Which Acquired
------   the Security Being Reported by the Parent Holding Company.

      Not applicable.

Item 8.  Identification and Classification of Members of the Group.
-------

      Not applicable.


Item 9.   Notice of Dissolution of Group.
------

     Not applicable.

Item 10.  Certification
--------

     By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

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                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                February 12, 1998
                                            ------------------------
                                                      Date

                                            /s/ Michael T. Purcell
                                            ------------------------
                                                    Signature


                                                Michael T. Purcell
                                            -------------------------
                                                 Name/Title

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